                                       72
                                                                   Exhibit 12(b)
                               Idaho Power Company
                       Consolidated Financial Information

 Ratio of Earnings to Combined Fixed Charges and Preferred Dividend Requirements


                                                    Twelve Months Ended December 31,
                                                         (Thousands of Dollars)
                                            1990      1991      1992      1993      1994      1995
Computation of Ratio of Earnings to
 Fixed Charges:
   Consolidated net income               $ 69,241  $ 57,872  $ 59,990  $ 84,464  $ 74,930  $ 86,921

Income taxes:
  Income taxes (includes amounts charged
    to  other  income  and deductions)     26,418    24,321    24,601    38,057    35,307    49,497
   Investment  tax  credit adjustment      (3,184)   (3,177)   (1,439)   (1,583)   (1,064)   (1,086)

      Total  income  taxes                 23,234    21,144    23,162    36,474    34,243    48,412

Income  before  income  taxes              92,475    79,016    83,152   120,938   109,173   135,333

Fixed Charges:
   Interest  on  long-term debt            50,119    54,370    53,408    53,706    51,173    51,146
  Amortization of debt discount,
     expense  and  premium  -  net            309       374       392       507       567       567
    Interest on short-term bank loans       1,027       935       647       220     1,157     3,144
    Other  interest                         2,259     3,297     1,011     2,023     1,537     1,598
    Interest  portion  of  rentals            902       884       683     1,077       794       925

      Total  fixed  charges                54,616    59,860    56,141    57,533    55,228    57,381

    Preferred  dividends  requirements      5,685     6,663     7,611     8,547    10,682    12,392

     Total fixed charges and
        preferred  dividends               60,301    66,523    63,752    66,080    65,910    69,773

Earnings  -  as  defined                 $147,091  $138,876  $139,293  $178,471  $164,401  $192,714

Ratio of earnings to fixed charges and
   preferred  dividends                     2.44X     2.09X     2.18X     2.70X     2.49X     2.76X